SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 15, 2006

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-31852	84-0617466
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Avenue Suite 600
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number: 661-864-0500

Section 1 - Registrant's Business and Operations

Section 1.01 - Entry into a Material Definitive Agreement

On November 15, 2006, Tri-Valley Corporation and its wholly owned subsidiary, Select Resources Corporation, Inc., sold Select Resources' 50% interest in Tri-Western Resources, LLC, to the owner of the other 50% interest, Trans-Western Materials, Inc., pursuant to an agreement between Select Resources and Trans-Western. The sale transaction is more fully described in Item 2.01 of this 8-K report.

On November 16, 2006, Select Resources sold buildings and land located in Bakersfield, California to Bakersfield Central Metal, Inc., a third party unaffiliated with either Select Resources or Tri-Valley. The sale transaction is more fully described in Item 2.01 of this 8-K report.

Section 2 - Financial Information

Item 2.01 Completion of Disposition of Assets

Sale of Interest in Tri-Western Resources, LLC

On November 15, 2006, our wholly owned subsidiary, Select Resources Corporation, Inc., sold its 50% membership interest in Tri-Western Resources, LLC, to Trans-Western Materials, Inc., the owner of the remaining 50% membership interest. The net cash sales price was $10,235,000 to Select Resources, after taking into account a downward adjustment to the total purchase price of $440,000 for assumption by Trans-Western of all accounts payable.

Tri-Western was formed in 2004 between Select Resources and Trans-Western Materials, Inc., as a 50% - 50% industrial mineral joint venture to pursue the development of calcium carbonate and basalt minerals in Southern California. The mine has recently begun production and sale of cinders from the joint venture's Boron, California, facilities. The plant also produces of roofing granules.

The terms of the sale include mutual releases between Trans-Western Materials, Select Resources, and Tri-Valley.

As a condition of the sale, Select Resources entered into a non-competition agreement in which Select Resources has agreed not to engage in a business that competes with Tri-Western's business of producing calcium carbonate, basalt products, cinder products and related materials within a 250 mile radius of California City, California, for three years. Select Resources also agreed not to hire away any Tri-Western officers, agents or employees without Tri-Western's approval.

Select Resources and Trans-Western Materials had entered into certain commitments with Tri-Western regarding its funding and operation as part of the limited liability company agreement, and Select Resources also had the right to elect a majority of the board of Tri-Western. Upon completion of the sale, all of Select Resources' and Trans-Western Materials' mutual rights obligations under the limited liability company agreement terminated. Select Resources had previously met all of its funding commitments to Tri-Western in mid 2005 and had continued to provide virtually all operating funds for Tri-Western from its inception in 2004 to its beginning the sale of mineral products in mid 2006.

Sale of Industrial Property in Bakersfield

On November 16, 2006, Select Resources sold an industrial property in Bakersfield, California, consisting of 10 acres of property and four buildings, to Bakersfield Central Metal, Inc., for a total sale price of $3.6 million. Select Resources received net proceeds of approximately $1.5 million after repayment of indebtedness on the property and transaction costs. An additional $150,000 of sales proceeds is being held in escrow pending resolution of a dispute between third parties, unrelated to Select Resources, regarding allocation of Select Resources' original purchase price for the property.

Select Resources originally purchased this property to provide processing facilities for Tri-Western Resources, and subsequently the property was used to refurbish production and drilling rigs by other Tri-Valley affiliates.

These two transactions have resulted in the receipt by Tri-Valley and Select Resources of approximately $12 million cash in November 2006. We expect to redeploy these funds for further development of Tri-Valley's oil and gas drilling programs and Select Resources' mining assets.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: November 21, 2006	/s/ F. Lynn Blystone
F. Lynn Blystone, President and Chief Executive Officer